                                                                 EXHIBIT 10.13


                              EMPLOYMENT AGREEMENT


May 14, 1999


Mr. Phillip J. Rose
5830 East Lavender Court
Orange, California 92867


Dear Phil:


         On behalf of the Board of Directors I am pleased to offer you the position of President and Chief Executive Officer of Obagi Medical Products, Inc. (the "Company") on the following terms:

         a.       DUTIES

         You will perform the duties customarily associated with this position with respect to the Company's operations on a full-time basis, and will report directly to the Chairman of the Board of Directors of the Company. You will be based in Long Beach, California, or such other Southern California location, which the Company establishes as its principal place of business, within a 50 mile radius of Long Beach.

         b.       EFFECTIVE PERIOD OF TERMS OF EMPLOYMENT

         The terms of your employment set forth herein shall be effective for a period of two (2) years commencing no later than June 3, 1999, and the terms shall be automatically renewed for successive one-year periods, subject to the termination provisions set forth herein.

         c.       COMPENSATION

         SALARY: Your salary shall be $225,000 per annum. Your salary shall be paid semi-monthly, subject to standard payroll deductions and withholdings.

         BONUS: You shall be entitled to an annual bonus based on the achievement of certain benchmarks and in the amounts as set forth on Exhibit "A" attached hereto. All bonuses will be subject to the standard payroll deductions and withholdings and shall be paid not later than the end of the first fiscal quarter of the following year. No bonus shall be due


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and owing unless you are employed by the Company on December 31 of the applicable year.

         GUARANTEED BONUS: For the calendar year 1999 only, you will be guaranteed to receive a minimum bonus of $4,166.77 for each month you are employed by the Company in 1999 (the "Guaranteed Bonus"). Your prorated portion of the Guaranteed Bonus shall be paid semi-monthly, subject to standard payroll deductions and withholdings. For any partial month, you will be paid a pro rata portion of $4,166.77 based on the number of days you were employed during such month.

         STOCK OPTION GRANT: The Company hereby grants you stock options to purchase 160,000 common shares of the Company (the "Options") as follows:


        ------------------------------------------- --------------------- ---------------------------------
        Number of Stock Options                     Exercise Price        Vesting Period
                                                    per Share
        ------------------------------------------- --------------------- ---------------------------------
        80,000                                      $1.00                 16,000  shares  per  year on the
                                                                          1st,  2nd,  3rd,  4th,  and  5th
                                                                          anniversaries of your employment
        16,000                                      $1.38                 After 1 year of employment
        16,000                                      $1.85                 After 2 years of employment
        16,000                                      $2.44                 After 3 years of employment
        16,000                                      $3.17                 After 4 years of employment
        16,000                                      $4.07                 After 5 years of employment


         The Options will be qualified incentive stock options and shall be subject to and issued in accordance with the terms set forth on Exhibit "B" attached hereto, including, but not limited to, the vesting schedule set forth therein. The granting of the Options hereunder is conditioned upon the requirement that you enter into a Buy Sell Agreement in the form of Exhibit "C" attached hereto (the "Buy Sell Agreement") contemporaneously with your execution of this Agreement. Any shares issued to you upon exercise of the Options shall be subject to the Buy Sell Agreement.


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         RIGHT TO PURCHASE STOCK: In addition to the Options granted hereunder, the Company grants you a one-time option to purchase shares of the Company's common stock and Series B Preferred Stock as follows:

         (i)  Purchase Price.

                  Common Stock                       $0.50 per share
                  Series B Preferred Stock           $100 per share

         (ii)  Purchase Ratio

                  You shall be eligible to purchase 50 shares of the Company's common stock for each share of Series B Preferred Stock purchased. This purchase option may only be exercised in accordance with this ratio.

         (iii)  Company Loan

                  In the event you exercise this purchase option, the Company agrees to lend you fifty percent (50%) of the total purchase price required to exercise this purchase option, as evidenced by a note in the form of exhibit "D" attached hereto. The terms of this loan shall be as follows:

                                    Term:            10 years

                                    Interest:        8.75% per annum

                                    Payment:         Interest on the Note shall
                                                     be due and payable on each
                                                     anniversary date of the
                                                     Note.

                                                     Principal shall be repaid
                                                     at maturity or, if earlier,
                                                     from the first proceeds
                                                     from any redemption or
                                                     disposition of the common
                                                     stock and/or Series B
                                                     Preferred Stock purchased
                                                     pursuant to this purchase
                                                     option.

                                    Security:        The Note shall be
                                                     non-recourse to you
                                                     individually and shall be
                                                     secured by the common stock
                                                     and Series B Preferred
                                                     Stock purchased pursuant to
                                                     this purchase option, which
                                                     security interest shall be


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                                                     evidenced by a Pledge
                                                     Agreement, in the form of
                                                     Exhibit "E" attached
                                                     hereto.

         (iv)  Expiration of Purchase Option

                  If you have not exercised the purchase option within 90 days of the commencement date of your employment, the purchase option granted hereunder shall terminate and be of no further force and effect.

         (v)  Buy Sell Agreement

                  Any of the Company's common stock or Series B Preferred Stock purchased by you pursuant to this purchase option shall be subject to the terms of the Buy Sell Agreement.

         BENEFITS: You will be eligible for three weeks paid vacation per year, health, dental, and all other benefits the Company provides, from time to time, to its most senior employees, and to participate in the Company's 401(k) plan.

         CAR ALLOWANCE: You will receive $800 per month as a car allowance, subject to the standard payroll deductions and withholdings, which you shall apply to any and all vehicle operation, lease and/or purchase expenses.

         MOVING EXPENSE ALLOWANCE: The Company shall reimburse you for all reasonable moving expenses incurred in relocating your family once in an amount not to exceed $8,500.00

         d.       TERMINATION

         Subject to the Company's duty to pay your compensation as set forth in this paragraph, either you or the Company may terminate your employment with or without cause, at any time, for any reason whatsoever without advance notice. This at-will employment relationship cannot be changed except by writing signed by the Chairman of the Board of Directors of the Company.

         If the Company terminates your employment without cause, you will receive as your sole severance, any bonus still owing from the previous year, your base salary for the remaining balance of the period ending May 30, 2001, payable semi-monthly, subject to standard payroll deductions and withholdings. Any continuing payments shall cease immediately if you violate any provision of this Agreement, including the


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provisions of Sections f, g, and h. If the Company exercises its right to terminate your employment without cause, no compensation will be owed to you other than the severance payment referred to in the previous sentence.

         If you voluntarily terminate your employment, if you die or become physically or mentally disabled, as certified by a physician, or if the Company terminates your employment for cause, all compensation and benefits shall cease immediately, and you will receive no severance benefits except for any bonus still owing from the previous year. For purposes of this Agreement, termination for cause shall mean material misconduct, including, but not limited to (i) conviction of any felony or any crime involving moral turpitude or dishonesty or which is punishable by imprisonment in a state or federal correctional facility;
(ii) participation in a fraud or act of dishonesty against the Company or any of its customers or suppliers; (iii) willful and material breach of this Agreement or other Company policies; (iv) willful violation of reasonable rules, regulations, orders or directives of the Company's Board of Directors; (v) refusal to perform your duties on a full-time basis; (vi) conduct by you which in the good faith and reasonable determination of the Board of Directors of the Company demonstrates negligence, willful malfeasance or unfitness to serve,
(vii) conduct by you which would be considered harassment in violation of the Company's policies or (viii) any other act or omission by you which is materially injurious to the financial condition or the business reputation of the Company.

         e.       POLICIES AND PROCEDURES

         You will be expected to abide by all Company policies and procedures. The Company may issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to its employees. These materials are general guidelines for your information and any changes in the Company's policies, rules, regulations, guidelines, procedures or materials shall not be construed to alter, modify, or amend this Agreement for any purpose whatsoever, and this Agreement shall control over such policies, to the extent of any conflict.

         f.       CONFIDENTIALITY

         At any time following execution of this Agreement, you agree to hold as a fiduciary of the Company and not to use or disclose, directly or indirectly, for any reason, whatsoever or in any way any confidential information or trade secrets of Company, including, but not limited to, information with respect to Company as follows: the identity, lists and/or descriptions of any customers of Company; financial statements,


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cost reports, or other financial information; product or service pricing information; contract proposals and bidding information; processes, policies and procedures developed as part of a confidential business plan; research; secret data; processes; and management systems and procedures, including manuals and supplements thereto, marketing data and plans intended for internal use, other than (i) at the discretion of Company during the course of your employment (ii) after receipt of the prior written consent of Company, or (iii) as required by any court or governmental regulatory agency having competent jurisdiction over Company. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that you use, prepare or come into contact with during the course of your employment with the Company shall remain the sole property of the Company and shall be turned over to the Company upon termination of your employment with the Company.

         You agree that all copyrights, trademarks, tradenames, service marks, inventions, whether patentable or unpatentable, processes and other intangible or intellectual property rights that may be invented, conceived, developed or enhanced by you, whether alone or jointly with others, during the term of this Agreement that relate to the Company's business, or that result from any work performed by you for the Company, shall be disclosed to the Company and shall be the sole property of the Company, and you hereby assign to the Company any right or interest that you may otherwise have in respect thereof. Upon the reasonable request of the Company, you shall execute, acknowledge, deliver and file any instrument or document necessary or appropriate to give effect to this provision and do all other acts and things necessary to enable the Company to exploit the same or to obtain patents or similar protection with respect thereto. You agree that the covenants set forth in this paragraph shall accrue to the benefit of the Company, irrespective of the reason for termination of the other provisions of this Agreement and the corresponding employment relationship created hereby.

         g.       NON-COMPETITION

         You agree that during the term of this Agreement and for a period of two years thereafter, you will not, without the prior written consent of the Company's Board of Directors:

                  (i) Whether for compensation or otherwise, directly or indirectly engage in a Competitive Activity, as defined in Paragraph g.(iii), or any part thereof, or assist any person in such person's conduct of the Company's business, or any part thereof, whether as a director, officer, employee, consultant, adviser, independent contractor or otherwise; or


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                  (ii) Hold a legal or beneficial interest in any person which is engaged in the Company's business or any part thereof, whether such interest is as an owner, investor, partner, creditor (other than as a trade creditor in the ordinary course of business); joint venture or otherwise.

                  (iii) "Competitive Activity" is defined for purposes herein as any business or other endeavor, in any county of any state of the United States or a comparable jurisdiction in Canada or any other country, of a kind being conducted by the Company as of the commencement date of your employment or at any time thereafter through the date of termination of your employment.

         h.       NON-SOLICITATION

         You agree that during the term of this Agreement and for a period of two years thereafter, you will not, without the prior written consent of the Company's Board of Directors:

                  (i) Solicit, divert or attempt to divert from the Company or any person deriving title to the goodwill of the Company (a "Transferee") any business constituting, or any customer of, any part of the Company's Business, conducted by the Company or such Transferee. "Company's Business" is defined for purposes herein as any business or other endeavor, in any county of any state of the United States or a comparable jurisdiction in Canada or any other country, of a kind being conducted by the Company as of the commencement date of your employment or at any time thereafter through the date of termination of your employment; or

                  (ii) Induce or attempt to induce any person then, or during the immediately preceding six (6) month period, engaged or employed (whether part-time or full-time) by the Company or any Transferee, whether as an officer, employee, consultant, salesman, adviser or independent contractor to leave the employ of the Company or such Transferee, as the case may be, or to cease providing the services to the Company or such Transferee, as the case may be, then provided by such person, or in any other manner seek to engage or employ any such person (whether or not for compensation) as an officer, employee consultant, adviser or independent contractor such that such person would thereafter be unable to devote his or her full business time and attention to the business then conducted by the Company or such Transferee, as the case may be.


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         i.       ACKNOWLEDGEMENT

         You hereby specifically acknowledge and agree that the restrictions contained in Sections f, g and h hereof are reasonable and necessary to protect the business and prospective business of Company and that the enforcement of these provisions will not work an undue hardship on you.

         j.       ARBITRATION

         We shall arbitrate any dispute or controversy that should arise as to the meaning, effect, performance, enforcement or other issues in connection with, arising out of or relating to this Agreement, or any other dispute or controversy, whether of law or fact of any nature whatsoever arising out of your employment by the Company (including, but not limited to, all state and federal statutory and discrimination claims whether for race, sex, sexual orientation, religion, national origin, age, marital status, or medical condition, handicap or disability, or otherwise) in Los Angeles County, California, before a single arbitrator selected by and in accordance with the then rules of the American Arbitration Association ("AAA"). The arbitrator shall apply California substantive law and the California Evidence Code to the proceedings. The arbitrator shall have the power to grant all legal and equitable remedies and award compensatory damages provided by California law. The arbitrator shall prepare in writing and provide to the parties an award indicating factual findings and the reasons on which the decision is based. The written determination of the arbitrator shall be final, conclusive and binding on the parties and their affiliates. Provided, however, that the arbitrator shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected pursuant to California Code of Civil Procedure Sections 1286.2 or 1286.6 for any such error. In rendering its determination, the AAA shall be entitled to allocate its fees and expenses among the parties in such proportion as it deems appropriate in its sole discretion and each party agrees to pay such fees and expenses forthwith after delivery of the AAA's determination to them. The arbitrator shall also be entitled to award attorneys' fees and expenses to the totally or partially prevailing party in such amount as he or she deems appropriate in his or her sole discretion.

         k.       MISCELLANEOUS

         If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable, and this Agreement and each separate provision hereof shall be construed and enforced as if such illegal invalid, or unenforceable provision had never comprised a part of this Agreement, and the


                                                                    Page 8 of 9
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remaining provisions of this Agreement, shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provisions or by its severance from this Agreement. In addition, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable, if such reformation is allowable under applicable law.

         This Agreement and the exhibits hereto constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment, and it supersedes any other agreements or promises made to you by anyone, whether oral or written. You agree that, except as provided herein, no other representations or promises were made to you regarding your employment with the Company. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

         We look forward to your joining the Company and to a successful and enjoyable working relationship.

                            Sincerely,


                            Obagi Medical Products, Inc.


                            By: /s/ Peter Tong
                               -------------------------------------
                                   Peter Tong, Chairman of the Board



                            Accepted:

                             /s/ Phillip J. Rose   5/14/99
                            -----------------------------------------
                            Phillip J. Rose


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